February 19, 1997


Equitable Life Insurance Company
  of Iowa Separate Account A
604 Locust Street
Des Moines, IA  50309

     RE:  Form 24F-2 Opinion of Counsel

Ladies and Gentlemen:

You have requested our Opinion of Counsel in connection with the filing of the "Rule 24f-2 Notice" by Equitable Life Insurance
Company of Iowa Separate Account A ("Separate Account") with the
Securities and Exchange Commission (the "Commission").

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. The Separate Account is a unit investment trust, as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Commission pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by a contract owner pursuant to a Contract issued in accordance with the Prospectus contained in the Separate Account's Registration
Statement, and upon compliance with applicable laws, such contract owner will have a legally issued, fully paid and non-assessable contractual interest in Separate Account.

This opinion is limited solely in its use as an exhibit to your Rule 24f-2 Notice.

                         Respectfully,

                 NYEMASTER, GOODE, McLAUGHLIN,
                 WEST, HANSELL & O'BRIEN, P.C.

                       /s/ G. Thomas Sullivan

                       G. Thomas Sullivan

GTS\bjg